NEWS FOR IMMEDIATE RELEASE: AUGUST 11, 2009

MESA LABS REPORTS HIGHER FIRST QUARTER EARNINGS

LAKEWOOD, CO – Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported higher earnings for the fiscal first quarter ended June 30, 2009.

Highlights:
•	First quarter revenues decreased less than 2% from last fiscal year
•	Operating income increased 5% over last fiscal year
•	Medical Product sales increase 12%
•	Raven Biological Indicator Product sales increase 16%

For the first quarter of fiscal 2010, net sales decreased two percent to $4,977,000 from $5,054,000 in the same quarter last year.  Net income for the quarter increased one percent to $1,026,000 or $.31 per diluted share of common stock compared to $1,016,000 or $.31 per diluted share of common stock last year.

“During a time when many other companies are really struggling, we are pleased to report increased profits compared to last year, ,” said John J. Sullivan, President and Chief Executive Officer.  “This first quarter of our new fiscal year started off well and, while revenue decreased slightly compared to last year, we actually posted five percent higher orders during the quarter than the comparable period last year.  Both orders and sales for our Medical and Raven lines continue to grow well, while the DataTrace line is still struggling.  However, after seeing large sequential quarter-to-quarter decreases in DataTrace orders, we have recently seen a stabilization of this business, albeit at a lower level than this time last year.  We are hopeful for a recovery in the DataTrace business going forward, as our customer’s focus on increasing their capital equipment spending.  We are also pleased with our profits this quarter.  As always, we continue to closely monitor our expenses and take appropriate action to optimize the company’s profit performance.  While we are happy to report a five percent increase in operating profit, it did not result in a concomitant increase in net income due partially to a 79 percent decrease in the interest income on cash investments.  Unless we see further weakening in the economy, in the months ahead we expect to build on the momentum established in the Medical and Raven businesses, while getting DataTrace back on a growth track.”

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During the first quarter of fiscal 2010, sales of the Company’s medical products and services increased 12 percent compared to the prior year period.  This increase was due to higher sales of dialysis meters, calibration solutions and dialysis meter service.

During the first quarter of fiscal 2010, DataTrace sales decreased 26 percent compared to the same period last year.  The decrease in DataTrace sales during the quarter is the result of lower shipments of our Micropack III products and accessories, which were only partially off-set by sales of our new Micropack RF products.

Raven sales for the first quarter increased 16 percent compared to the first quarter of the prior year. The Raven biological indicator products saw sales gains in its core biological indicator strip business.  Sales of Prospore and Protest products continue to increase, and we have expanded our manufacturing capacity for these products during the past fiscal year to allow the company to pursue additional opportunities for growth of these products.  We also saw a substantial increase in sales of our chemical indicator products during the first quarter.

Profitability for fiscal 2010 increased slightly compared to the prior fiscal year. Gross margins decreased due to lower sales of higher margin Datatrace products and higher sales of lower margin Raven Biological Indicator products.  This decrease in gross profits was off-set by reductions in operating expenses during the quarter.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

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FINANCIAL  SUMMARY

STATEMENT OF EARNINGS (Unaudited)
	Quarter Ended June 30
	2009	2008
Net Sales	$4,977,000	$5,054,000
Cost of Goods	1,994,000	1,850,000
Gross Profit	2,983,000	3,204,000
Operating Expense	1,375,000	1,668,000
Operating Income	1,608,000	1,536,000
Other (Income) & Expense	(6,000)	(29,000)
Earnings Before Taxes	1,614,000	1,565,000
Income Taxes	588,000	549,000

Net Income	$1,026,000	$1,016,000

Earnings Per Share (Basic)	$.32	$.32
Earnings Per Share (Diluted)	$.31	$.31

Average Shares (Basic)	3,187,000	3,170,000
Average Shares (Diluted)	3,258,000	3,264,000

BALANCE SHEETS (Unaudited)
	June 30	March 31
	2009	2009
Cash and Short-Term
Investments	$10,759,000	$9,111,000
Other Current Assets	8,719,000	9,482,000.
Total Current Assets	19,478,000	18,593,000
Property and Equipment	3,826,000	3,879,000
Other Assets	7,039,000	7,142,000

Total Assets	$30,343,000	$29,614,000

.
Liabilities	$2,001,000	$2,012,000
Stockholders’ Equity	28,342,000	27,602,000

Total Liabilities and Equity	$30,343,000	$29,614,000

CONTACTS:
John J. Sullivan, Ph.D.; President and CEO
Steven W. Peterson; CFO
Mesa Laboratories, Inc.
303.987.8000